KNIGHTSBRIDGE FINE WINES LOOKS TOWARD
EXPANSION,
PROMOTES TWO EXECUTIVES

NAPA VALLEY, Calif.–September 29, 2004 –Knightsbridge Fine Wines, Inc. (OTC BB: KFWI) today announced the promotion of Joseph Carr to President and Jay Essa to Executive Vice President of Sales.

Carr, a team builder in the international wine industry for more than 20 years, replaces Joel Shapiro, who remains Chairman of the Board and CEO. Most recently as Knightsbridge's executive vice president of sales and marketing, Carr helped launch the company's colorfully-labeled Guy Buffet International Collection of Fine Wines, expanding its distribution into foreign markets including Canada and the Caribbean. The Buffet label sold out its initial production. Continuing the marriage of fine art with fine wine, Carr helped shape the design and marketing plan for the Knightsbridge Amer*Icon collection. The super-premium Napa Valley wines will soon be released under labels bearing the works of Pop Art icon Andy Warhol. Not surprisingly, Carr’s background includes a Fine Arts/Business Communications Degree from State University of New York at Geneseo. Before joining Knightsbridge, Carr served as Vice-President of the Australian Sales Group and Import Marketing manager for Beringer Blass Wines. Carr was president for North America of the Mildara Blass a subsidiary of the Foster’s Brewing Group. While at Mildara Blass Mr. Carr produced over 82 Million US$ in Fine Wine Sales and helped introduce the Greg Norman Estate Brand as well as Black Opal, Wolf Blass and Rothbury Estates. Prior to Mildara Blass Mr. Carr held management positions with Paterno Imports, and is an accredited sommelier and wine judge.

Jay Essa, the new executive vice president of sales, helped to locate and develop Knightsbridge's initial customer base while serving as the company's recent vice president of national accounts. With more than 30 years' experience in wine industry marketing and brand building, Essa jump-started the Knightsbridge sales force with a strong network of major U. S. wholesale and retail contacts, helping to pave the way for the firm's expansion into international markets. Early in his career, after serving as managing director in Europe for E & J Gallo Winery, Essa helped lead the rescue of Geerlings & Wade, Inc. (NASDAQ: GEER) as its president and CEO. Returning to profitability in just six months under Essa's leadership, the company went on to become North America's largest direct marketer and e-tailer of wine. Essa then moved onto Palm

Bay Imports and later Golden State Vintners, developing national and international sales programs, national brands and private labels. A graduate of Pasadena City College in Pasadena, California, Essa majored in English literature.

"Joe and Jay have been instrumental in helping Knightsbridge create a base of operations that have positioned the company to become a profitable international wine producer and distributor. Under their leadership, the company has developed a first-class distribution network, expanded its internal sales force and developed a diverse product line, with wines ranging from the value price segment to the ultra-premium segment of the wine industry," said Jake Shapiro.

"I am greatly pleased and honored to promote both Mr. Carr and Mr. Essa. Both bring a wealth of industry experience and relationships that enhance our growth and development. I look forward to working with them as we continue to grow and expand the company."

Knightsbridge Fine Wines (http://www.knightsbridgewines.us) was founded in the fall of 2002 to realize a vision of creating a diversified international wine company consisting of premium estate vineyards around the world. An oversupply of small and mid-sized wineries lacking effective sales, marketing and branding strength currently exists, which has created an opportunity to economically and strategically consolidate and build an efficient operation that can maximize economies of scale, increase utilization of production assets, and provide a more streamlined and effective sales, marketing and distribution group. By adopting and applying consumer beverage marketing principles within the wine industry, management believes that it can further enhance operating results beyond what is currently achieved by many small and mid-sized wineries creating a competitive advantage for Knightsbridge.

Knightsbrige has, to date, acquired Bodegas Anguinan Estate Winery and a majority ownership interest in Dominion Wines International, an Australian company that owns several international brands and market the wines globally. Knightsbridge is currently negotiating purchase and/or partnership agreements with several other wine companies. Other than as set forth herein, no definitive agreements have been reached with such wine companies as of the date of this release.

The company's joint venture subsidiary owns 50 per cent of the Kirkland Ranch Winery, which is located in the heart of Napa Valley and is one of the largest contiguous properties in Napa Valley, California. More than one million cases of wine per year can be produced in the 56,000-square-foot state-of-the-art facility. The winery is a favorite among tourists and serves as host to approximately 123,000 visitors per year.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, Knightsbridge's extremely limited operating history, uncertainties related to the Company's access to additional capital, competitive factors, the Company's ability to consummate its acquisition strategy, consumer acceptance of the Company's products and dependence on key management.

Contact: Tom Bostic 708-447-6834